Exhibit 99.1

News Release

Contact:

A. Pierre Dubois

Investor Relations and Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com

BPZ Energy Provides Second Quarter and Six Month Period Ended June 30, 2011

Financial Results and Operational Update

HOUSTON,TX – August 4, 2011 – BPZ Energy (NYSE:BPZ), an independent oil and gas exploration and production company, today provided an update on its financial and operational results for the three and six-month periods ended June 30, 2011.

For three months ended  June 30, 2011, the Company reported operating income of $8.9 million and net income of $0.3 million, or breakeven on a per share basis, compared to operating income of $0.2 million and net loss of $4.3 million, or $0.04 per share, for the same period last year.

For the six months ended June 30, 2011, the Company reported operating income of $9.2 million and a net loss of $7.8 million, or $0.07 per share, compared to operating income of $1.4 million and net loss of $6.0 million, or $0.05 per share, for the same period last year.

For both the three and six months ended June 30, 2011, the increase in operating income was the result of higher sales volumes and realized pricing received compared with the same periods last year.

Earnings before interest, income taxes, depreciation, depletion and amortization and exploration expense and certain non-cash charges (“EBITDAX”) was $19.6 million and $36.6 million for the three and six months ended June 30, 2011 compared to $9.0 million and $20.3 million for the same periods last year, respectively.

Included in the release for reference are the Company’s Consolidated Statements of Operations and a reconciliation of EBITDAX (non-GAAP measure) for the three and six months ended June 30, 2011 compared to the same periods last year.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net revenue:
Oil revenue, net	$35,646	$22,397	$73,362	$46,442
Other revenue	1,293	—	2,282	—
Total net revenue	36,939	22,397	75,644	46,442

Operating and administrative expenses:
Lease operating expense	7,521	5,578	18,273	10,342
General and administrative expense	9,276	8,203	18,307	16,229
Geological, geophysical and engineering expense	1,462	402	7,719	903
Depreciation, depletion and amortization expense	9,231	8,045	19,277	17,534
Standby costs	492	—	2,821	—

Total operating and administrative expenses	27,982	22,228	66,397	45,008

Operating income	8,957	169	9,247	1,434

Other income (expense):
Income (expense) from investment in Ecuador property, net	(47)	353	(94)	306
Interest expense	(4,905)	(3,749)	(8,640)	(5,689)
Loss on derivatives	(321)	—	(4,623)	—
Interest income	2	6	233	70
Other income (expense)	(14)	5	192	11

Total other expense, net	(5,285)	(3,385)	(12,932)	(5,302)

Income (loss) before income taxes	3,672	(3,216)	(3,685)	(3,868)

Income tax expense	3,380	1,046	4,116	2,168

Net income (loss)	$292	$(4,262)	$(7,801)	$(6,036)

Basic net income (loss) per share	$0.00	$(0.04)	$(0.07)	$(0.05)
Diluted net income (loss) per share	$0.00	$(0.04)	$(0.07)	$(0.05)

Basic weighted average common shares outstanding	115,322	114,919	115,260	114,896
Diluted weighted average common shares outstanding	115,776	114,919	115,260	114,896

Production and Revenue Summary

Production

For the three months ended June 30, 2011, total production from the offshore Corvina and Albacora fields in Block Z-1 was relatively stable at approximately 377 thousand barrels of oil, or 4,142 barrels of oil per day (bopd), compared to 375 thousand barrels of oil, or 4,121 bopd for the same period in 2010.  For the three months ended June 30, 2011, the Company had oil production from five producing wells in the Corvina field and one month of oil production from the A-14XD well in the Albacora field.  During the same period in 2010, the Company had oil production from seven producing wells in the Corvina field and the A-14XD well in the Albacora field.

For the six months ended June 30, 2011 total oil production was 752 thousand barrels, or 4,155 bopd, compared to 834 thousand barrels, or 4,608 bopd for the same period in 2010.  During the six months ended June 30, 2011, five wells produced in the Corvina field and the A-14XD well produced for two months in the Albacora field.  During the same period in 2010, oil production occurred from seven producing wells in the Corvina field and the A-14XD well in the Albacora field.

Revenues

Net oil revenues for the three months ended June 30, 2011 were $35.6 million compared to $22.4 million for the same period in 2010.  During the three months ended June 30, 2011, net oil sales volumes and realized pricing per barrel were 336 thousand barrels and $106.12, compared to 304 thousand barrels and $73.71, respectively, for the same period last year.  The $13.2 million increase in net oil revenue is due to an increase in the amount of oil sold of 32 thousand barrels, and an increase of $32.41, or 44%, in the average per barrel sales price received.

For the six months ended June 30, 2011, net oil revenue was $73.4 million compared to $46.4 million for the same period last year. For the six months ended June 30, 2011, net oil sales volumes and realized pricing per barrel were 731 thousand barrels and $100.41, compared to 647 thousand barrels and $71.76, respectively, for the same period last year.  The increase in net oil revenue of $27.0 million is due to an increased amount of oil sold, 84 thousand barrels, and an increase of $28.65, or 40%, in the average per barrel sales price received.

For the three and six months ended June 30, 2011, other revenue includes approximately $1.3 million and $2.3 million, respectively, of revenue associated with the chartering of two of the Company’s support vessels, the BPZ-02 and Don Fernando to another operator.

Expense Summary

Lease Operating Expense

For the three months ended June 30, 2011, lease operating expense (LOE) was $7.5 million ($22.39 per barrel) compared to $5.6 million ($18.35 per barrel) for the same period in 2010.  The increase in LOE is due to increased expenses of $1.9 million due to a smaller buildup of oil inventory in 2011 compared to 2010, increased repair and maintenance expenses of $1.3 million, increased insurance costs of $0.5 million and increased salary and related expense of $0.2 million.  Partially offsetting these increases to expense are decreases in contract services of $1.1 million and decreases in workover expenses of $0.9 million.

For the six months ended June 30, 2011, LOE increased by $8.0 million to $18.3 million ($25.01 per barrel) from $10.3 million ($15.98 per barrel) for the same period in 2010.  The increase in LOE is due to increased expenses of $5.0 million due to a smaller buildup of oil inventory in 2011 compared to 2010.  Also contributing to higher LOE are increased repair and maintenance expenses of $2.6 million, increased insurance costs of $0.9 million, increased salary and related expense of $0.6 million, and increased contract labor and consulting services of $0.7 million.  Partially offsetting the higher LOE are decreases in contract services of $2.0 million.

General and Administrative

For the three months ended June 30, 2011, general and administrative (G&A) expenses increased to $9.3 million compared with $8.2 million for the same period in 2010.  Stock-based compensation expense, a subset of G&A expenses was $1.2 million for the recent quarter compared to $1.4 million for the same period in 2010.  G&A expenses, excluding stock based compensation, increased $1.3 million to $8.1 million from $6.8 million for the same period in 2010 due to increased professional fees, taxes, license fees and other expenses.

For the six months ended June 30, 2011, G&A expenses increased to $18.3 million from $16.2 million for the same period in 2010.  Stock-based compensation expense decreased $0.9 million to $2.4 million for the six months ended June 30, 2011 compared with $3.3 million for the same period in 2010.  G&A expenses, excluding stock based compensation, were $15.9 million compared with $12.9 million for the same period in 2010.  The $3.0 million increase is due to increases in salary and salary related costs of $2.2 million, higher professional fees of $0.4 million and higher other expenses of $0.4 million.

Geological, Geophysical and Engineering

For the three months ended June 30, 2011, geological, geophysical and engineering expenses (GG&E) were $1.5 million compared to $0.4 million for the same period in 2010, due to the processing of seismic data from Blocks XXII and XXIII.

For the six months ended June 30, 2011, GG&E expenses increased to $7.7 million from $0.9 million for the same period in 2010.  The increase is due to $7.0 million of seismic data acquisition and processing expenses related to Blocks XXII and XXIII in the first half of 2011.

Depreciation, Depletion and Amortization

For the three months ended June 30, 2011, depreciation, depletion and amortization (DD&A) expense increased to $9.2 million from $8.0 million for the same period in 2010.  For the six months ended June 30, 2011, DD&A expense increased to $19.3 million from $17.5 million for the same period in 2010.

For both the three and six months ended June 30, 2011, compared to the same periods in 2010, DD&A expense increased due to additional production equipment and general equipment added toward the end of 2010.

Standby Costs

For the three months and six months ending June 30, 2011, the Company incurred $0.5 million and $2.8 million, respectively, mostly related to standby rig costs.  There were no similar expenses incurred during the three and six months ended June 30, 2010.

Other Expense

For the three months ended June 30, 2011, other expense was $5.3 million compared to $3.4 million in the same period in 2010.  The increased expense during the three months ended June 30, 2011 is due to higher net interest expense of $1.2 million resulting from higher debt levels, compared to the same period a year ago, as well as an unrealized loss on derivatives of $0.3 million.

For the six months ended June 30, 2011, other expense was $12.9 million compared to $5.3 million for the same period in 2010.  The increase in other expense is due to higher net interest expense of $2.9 million resulting from higher debt levels, compared to the same period a year ago, and a $4.6 million unrealized loss on derivatives.

Income Taxes

For the three months ended June 30, 2011, the Company recognized an income tax expense of approximately $3.4 million on income before income taxes of approximately $3.7 million.  For the same period in 2010, the Company recognized an income tax expense of approximately $1.0 million on a loss before income tax of approximately $3.2 million.

For the six months ended June 30, 2011, the Company recognized an income tax expense of approximately $4.1 million on a loss before income taxes of approximately $3.7 million.  For the same period in 2010, the Company recognized an income tax expense of approximately $2.2 million on a loss before income taxes of approximately $3.9 million.

For both the three and six months ended June 30, 2011, income taxes increased due to higher income before taxes from oil operations in Peru and reductions in deferred tax assets compared to the same periods in the prior year.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At June 30, 2011, the Company had cash and cash equivalents of $14.7 million and current accounts receivable of $9.1 million.  The Company had a working capital surplus of $45.2 million.

Capital Expenditures

For the three months ended June 30, 2011, the Company capital expenditures were $19.6 million, including $1.7 million of capitalized interest.

For the six months ended June 30, 2011, the Company capital expenditures were $28.4 million, including $4.4 million of capitalized interest.

For the six months ended June 30, 2011, the $24.0 million of capital expenditures (excluding capitalized interest) included the following:

•                  $5.0 million on the Pampa la Gallina well in Block XIX, $3.9 million for the Albacora A-9G well, and $1.6 million for the Albacora A-13E well;

•                  $8.5 million for equipment and installation of the permanent production facilities in the Albacora and Corvina fields;

•                  $2.4 million related to costs incurred in the design of the new CX-15 platform and associated equipment; and

•                  $2.6 million of other various capitalized assets in other projects, including refurbishment of the Caleta Cruz dock.

Capital Resources

At June 30, 2011, the Company’s outstanding long-term and short-term debt consisted of 2015 Convertible Notes whose net amount of $143.7 million includes the $170.9 million of principal reduced by $27.2 million of the remaining unamortized discount, and a $40.0 million secured debt facility.  At June 30, 2011, the current and long-term portions of the Company’s capital lease obligations, primarily related to the vessels used in its marine operations, were $2.4 million and $3.1 million, respectively.

Subsequent Events

On July 6, 2011, the Company obtained and fully drew down a $75 million secured debt facility due July 7, 2014.  The $75 million secured debt facility has an annual interest rate of three month LIBOR plus 9%, plus additional fees.

On July 26, 2011, an Extended Well Testing permit with related gas flaring allowances was recently granted by the Peruvian Ministry of Energy and Mines to continue testing operations on the A-14XD,    A-9G and A-13E wells in the Albacora field, once the ongoing interference testing program ends in September.  This new permit will allow the Company to produce all three wells simultaneously starting October 1, 2011.

Reconciliation of non-GAAP measure

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net income (loss)	$292	$(4,262)	$(7,801)	$(6,036)
Interest expense	4,905	3,749	8,640	5,689
Income tax expense	3,380	1,046	4,116	2,168
Depreciation, depletion and amortization expense	9,231	8,045	19,277	17,534
Geological, geophysical and engineering expense	1,462	402	7,719	903
Loss on derivatives	321	—	4,623	—
EBITDAX (a)	$19,591	$8,980	$36,574	$20,258

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Operations Update

Albacora Field

As part of the Company’s plan to bring Albacora to commercial production by year-end, in early June the Company began work on two of three pre-existing shut-in oil wells, the A-9G and the A-13E, and reopened the A-14XD in accordance with the interference testing program.  Interference testing and associated well production will continue intermittently through September 2011 as the Company evaluates the inter-well reservoir connectivity.

The work on the two wells was completed on time and within budget, with development costs capitalized.  The A-13E well is now producing, while the A-9G will begin producing later in August, both for the purpose of interference testing.  Production rates on the A-14XD and A-13E have met the Company’s expectations during the testing program.

An Extended Well Testing permit with related gas flaring allowances was recently granted by the Peruvian Ministry of Energy and Mines to continue testing operations on the three wells once the initial interference testing program ends in September 2011.  This new permit will allow the Company to produce all three wells simultaneously starting October 1, 2011.

Additional work to achieve commercial production is also underway.  The snubbing unit is now converting the third pre-existing A-12F well at Albacora to a gas injector, and will then convert the A-17D well to an injector for the produced water.  The gas compression and produced water injection equipment will be installed during the fourth quarter.

Corvina Field

Once the well conversion work is completed at Albacora, the snubbing unit will be moved to the CX-11 platform at Corvina to begin three workovers on the C-14D, C-15XD, and C-20XD wells to optimize production.

With design substantially complete, contracts are being finalized for the fabrication and installation of the new CX-15 platform at Corvina, which will enable further development of its proved undeveloped reserves starting in the second half of 2012.

Block XIX - Pampa la Gallina

In May, the Company spud the Pampa la Gallina (PLG)-1X, its first onshore exploratory well in Block XIX.  The wildcat well was drilled on time and within budget.  Total depth of 8,470 feet was achieved drilling through the Heath formation and into the transition zone above the Mancora formation.

While the block is part of the larger Mancora Gas Play, the Company’s objective with the PLG-1X wildcat well was to test a new play for the presence of oil in conventional and unconventional Heath formation reservoirs in Block XIX, while also meeting its obligations for the current exploration period.

Hydrocarbon shows were observed during the drilling of the PLG-1X in the Heath.  Well tests yielded low rates of oil to surface with high water content of low-salinity.  The Company has decided to suspend operations and demobilize the rig until the well data and future options are evaluated.  Having fulfilled the current exploration period commitment of the license contract, the Company will retain the block for further evaluation.

Blocks XXII and XXIII

The Company completed a 2-D seismic data survey on Block XXII of approximately 258 kms on four potential prospects in the first quarter of 2011.  The data has been processed and is being interpreted.

In the first quarter of 2011, the Company also completed surveys of 370 square kms of 3-D seismic data and 312 kms of 2-D seismic data on Block XXIII.  The processing of the 2-D data over the southern part of the block has been completed and its interpretation is underway.  The processing for the 3-D data over the northern part of the block is almost complete with all data expected to be processed and interpretation completed by year-end.

Block Z-1 Seismic Permit

The Company is continuing the process aimed at securing the permit to acquire the offshore 3-D seismic survey in Block Z-1, which when completed, would fulfill the required work commitment for the current exploration period.  Additional information was provided recently by the Company in response to energy ministry requests for clarification with a decision on the permit now anticipated during the third quarter of 2011.  The Company therefore expects to conduct the seismic survey this year.

Nueva Esperanza Power Project

The Peruvian Ministry of Energy and Mines recently issued the Permit to Generate electricity to the Company’s wholly owned affiliate, Empresa Eléctrica Nueva Esperanza S.R.L. (EENE).  In addition, a permit was recently granted by the government authorizing BPZ Exploración y Producción S.R.L. to transfer the land for the power plant location to EENE.  Steps taken to obtain these permits are examples of low capital requirement activities that the Company is continuing to position the project to attract a partner and secure project financing.

President and CEO, Manolo Zúñiga commented, “We continue advancing our five key initiatives.  We maintain our schedule of having our Albacora offshore oil field on commercial production by year-end 2011.  The ongoing Albacora interference testing and receipt of the new Extended Well Test permit, combined with the three planned Corvina workovers to be done in the fourth quarter, should allow us to start 2012 with a higher production profile.  Moreover, we now expect our 2011 average daily production to be slightly higher at 4,150 bopd.”

Mr. Zúñiga continued, “With respect to the PLG-1X wildcat well, we still believe there is prospectivity of oil in the new play, and in that regard I’m confident the data obtained from this initial effort will be valuable.  As for our continuing exploration efforts in the other oil and gas plays, we are now mapping a number of structures using the recently acquired 2-D and 3-D seismic data in Blocks XXII and XXIII.  Regarding the 3-D seismic survey for Block Z-1, we are confident we will obtain the corresponding seismic permit to be able to carry out the survey later this year as we have planned.”

“The recent successful closing of the $75 million debt financing enables us to fabricate and install the new CX-15 Corvina platform in 2012 to continue developing our Block Z-1 oil reserves.  And another very important initiative for us is the ongoing Block Z-1 partnering process, which is also moving along as planned,” concluded Mr. Zúñiga.

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange, is an independent oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a minority working interest in a producing property in southwest Ecuador.  Please visit the Company’s website at www.bpzenergy.com for more information.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,”

“plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, completion of our seismic data acquisition campaign, successful completion of a new drilling platform for the Corvina Field and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC via the internet at www.sec.gov.